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                            STOCK PURCHASE AGREEMENT

                         DATED AS OF NOVEMBER 15, 1995

                                 BY AND BETWEEN

                            QUADRAX CORPORATION AND

                THE STOCKHOLDERS OF LION GOLF OF OREGON, INC.

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                            STOCK PURCHASE AGREEMENT
                            ------------------------

    STOCK PURCHASE AGREEMENT made as of the 15th day of November, 1995 by and between Quadrax Corporation, a Delaware corporation having its principal place of business at 300 High Point Avenue, Portsmouth, Rhode Island 02871 ("Quadrax"), and the persons named on the signature pages of this Agreement, who are the holders of, in the aggregate, 100% of the shares of the issued and outstanding common stock of Lion Golf of Oregon, Inc. ("Lion Golf"), an Oregon corporation, c/o Robert K. Cole, 63025 O.B. Riley Road #20, Bend, Oregon 97701 (collectively, the "Stockholders," and individually, a "Stockholder").

                              W I T N E S S E T H:

    WHEREAS, based upon the representations, agreements and warranties herein made by the Stockholders and subject to the terms and conditions contained in this Agreement, Quadrax wishes to acquire 100% of the issued and outstanding common stock of Lion Golf;

    WHEREAS, based upon the representations, agreements and warranties herein made by Quadrax and subject to the terms and conditions contained in this Agreement, the Stockholders wish to sell 100% of the issued and outstanding common stock of Lion Golf to Quadrax; and

    WHEREAS, Robert Cole and Jim Cole shall key employees of Lion Golf after the stock purchase by Quadrax has been consummated;

    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1
                                   ---------
                           PURCHASE AND SALE OF STOCK
                           --------------------------

    1.1 PURCHASE AND SALE.     Subject to the terms and conditions set forth in
this Agreement, on the Closing Date (as hereinafter defined), Quadrax will purchase and the Stockholders will sell, convey, transfer, make available to, assign and deliver to Quadrax 100% of the issued and outstanding common stock of Lion Golf.

    1.2 FURTHER ASSURANCES. The parties hereto each agree that at any time, or from time to time, as and when requested by any other party, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the requesting party, or

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its successors or assigns, may reasonably deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Article 1, or otherwise to carry out the intent and purposes of any of the transactions contemplated by this Agreement.

    1.3 PURCHASE PRICE. At the Closing, the Purchase Price shall consist of the following:

        (a) GUARANTEE OF COLLECTION. A guarantee of collection by Quadrax to Bank of the Cascades, the bank lender to Lion Golf, secondary to the existing guarantee of Robert K. Cole of the same obligation, for Lion Golf's bank debt to Bank of the Cascades. Quadrax agrees for the benefit of Robert K. Cole to use reasonable commercial efforts to cause Lion Golf to continue to comply with all covenants and conditions of such line of credit following closing of the transactions contemplated hereby. Quadrax further agrees that as part of the Purchase Price it shall unconditionally guarantee and hold Robert K. Cole harmless from and against any and all obligations, liabilities and/or damages to him arising from or related to the line of credit with Bank of the Cascades.

        (b) EARN-OUT NOTE. An unsecured non-interest bearing earn-out note by Lion Golf in favor of Robert K. Cole (the "Principal Stockholder") in the aggregate amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Earn-Out Note") in the form of Exhibit 1.3(b) attached hereto. The Earn-Out Note will be paid to the Principal Stockholder in installments of $1,000 for each $3,000 of annual pre-tax profits of Lion Golf (including the operations of McManis Sports Associates, Inc., currently a subsidiary of Quadrax) until December 31, 2001. The sole recourse for payment of the Earn-Out Note shall be from the annual pre-tax profits of Lion Golf until December 31, 2001.

        (c) QUADRAX COMMON STOCK. Quadrax shall transfer to the Stockholders, with the exception of the Principal Stockholder (the "Other Stockholders"), collectively, Fifty Thousand (50,000) shares of the common stock of Quadrax, to be divided among the Other Stockholders on a pro-rata basis.

        (d) PURCHASE PRICE. The guarantee of collection, Earn-Out Note and shares of the common stock of Quadrax paid to the Other Stockholders together are referred to as the "Purchase Price".

        (e) ADDITIONAL CONSIDERATION. As additional consideration to the Principal Stockholder for his continuing personal guarantee of the Bank of the Cascades debt, at Closing, Quadrax shall cause Lion Golf to execute and deliver to the Principal Stockholder a promissory note equal to $270,000, or such lesser amount as may be

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owing to the Principal Stockholder on the Closing Date ("Debt Repayment Note")
in the form of Exhibit 1.3(e) attached hereto.

                                   ARTICLE 2
                                   ---------
          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDER
          -----------------------------------------------------------

     The Principal Stockholder, individually, represents and warrants that:

        2.1 ORGANIZATION AND STANDING.      Lion Golf is a corporation duly
organized, validly existing and in good standing under the laws of the state of Oregon has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Lion Golf is qualified to do business in all states where the failure to qualify would have a material and adverse effect on its
properties or business.    Lion Golf has offices or business operations in
Oregon only. Schedule 2.1 hereto sets forth a complete listing of all of Lion Golf's (i) corporate officers and (ii) members of its Board of Directors. Copies of the charter documents, bylaws and minutes of each meeting of the Stockholders and Board of Directors of Lion Golf have been delivered to Quadrax, and such copies are complete, correct and in full force and effect. Lion Golf is fully in compliance with, and is not in default under, any terms of such documents, bylaws or minutes.

        2.2 CAPITALIZATION OF LION GOLF.    Lion Golf's authorized capital
stock consists of [  ] shares of common stock, no par value, of which [     ]
shares are issued and outstanding, and no other class of stock is authorized. All such issued and outstanding shares of Lion Golf common stock have been duly and validly issued, are fully paid and non-assessable and are free of any preemptive rights. Except as set forth on Schedule 2.2 hereto, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to Lion Golf's capital stock. There are no outstanding warrants, options, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of Lion Golf. Schedule 2.2 contains a list of all stockholders of Lion Golf together with the number of shares of Lion Golf owned by each of them.

        2.3 SUBSIDIARIES AND INVESTMENTS. Lion Golf has no debt or equity interest or other interest in any corporation, partnership, joint venture or other entity. Lion Golf is not subject to any obligation or requirement to provide funds, or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

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        2.4 FINANCIAL STATEMENTS.    Attached as Schedule 2.4 hereto are Lion
Golf's unaudited balance sheet as of September 30, 1995, and audited balance sheets as of December 31, 1994 and December 31, 1993 and its related statements of changes in retained earnings, and cash flows for the nine months ended
September 30, 1995 and the years ended December 31, 1994 and 1993.     Such
financial statements, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of Lion Golf, and present fairly the financial condition of Lion Golf and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in such financial statements. Such financial statements and the financial records upon which they are based are in auditable condition.

        2.5 NO UNDISCLOSED LIABILITIES. Except as described in Schedule 2.5 hereto, Lion Golf has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due, including any reserve for warranty claims), except liabilities and obligations (a) fully reflected or reserved against in the September 30, 1995 balance sheet or disclosed in the notes thereto or (b) incurred since the date of the September 30, 1995 balance sheet in the ordinary course of business.

        2.6 CONDUCT OF BUSINESS.     Except as set forth in Schedule 2.6
hereto, since September 30, 1995, Lion Golf has not:

          (a) issued or reissued any capital stock (including without limitation, treasury stock), bonds, notes, warrants, options or other securities or become subject to any obligation to issue or pledge any such securities;

          (b) incurred any liability or obligation (absolute or contingent), including, without limitation, purchases on a credit or installment basis, other than current liabilities incurred in the ordinary course of business;

          (c) failed to pay or discharge any material current liability when it became due and payable;

          (d) sold, transferred or otherwise disposed of, mortgaged, pledged or subjected to lien or any other encumbrance, any of its material assets, whether real or personal (tangible or intangible) property, except inventory items and other similar items of personal property in the ordinary course of business;

          (e) declared or made any dividend payment or any other payment or distribution to any of its stockholders; or redeemed or purchased or otherwise acquired any of its capital

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stock;

          (f) incurred any additional indebtedness for money borrowed or amended the terms of, or extended the time for payment of, any existing indebtedness or guaranty, or mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance any of its assets, real or personal, tangible or intangible, or made any loans, advances or guarantees to any person or entity, including, without limitation, salary advances to any employee or officer;

          (g) sold, assigned, transferred or licensed any patents, trademarks, trade names, copyrights, franchises, licenses or other intangible assets or its interest in any such asset;

          (h) had any material adverse changes in the assets, properties, operations, personnel, equipment, supply arrangements, financial condition or, to the knowledge of Lion Golf, the prospects of Lion Golf, and no event has occurred which could be reasonably expected to have a materially adverse effect upon the business of Lion Golf;

          (i) taken any action, or failed to take any action, outside of reasonable business judgment at the time of such action or failure to act, which could materially adversely affect the condition, financial or otherwise, of Lion Golf, which has not been discussed with Quadrax;

          (j) increased by more than 5% the annual compensation, commissions and/or other benefits of any officer or employee or granted any bonuses or made any loans or advances to any officer or employee;

          (k)   amended its Articles of Incorporation or Bylaws;

          (l) made any changes in any method of accounting or accounting practice of Lion Golf;

          (m) made, or committed to make, any capital expenditures for additions to property, plant or equipment in excess of $10,000;

          (n)   made any claims under any insurance policy for any loss; or

          (o) agreed, orally or in writing, or granted any other person or entity an option, to do any of the things specified in subsections (a) through
(n) above.

        2.7 ACCOUNTS RECEIVABLE. Schedule 2.7 hereto presents an accurate and complete listing of the accounts receivable

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reflected in the September 30, 1995 balance sheet. Except as set forth on
Schedule 2.7, all such accounts receivable represent sales actually made in the ordinary course of business for goods delivered or services rendered and, to the best of Lion Golf's knowledge, are not subject to any valid defense, counterclaims or right of setoff and are current and valid claims and are expected to be collected in full within ninety days after they arose. Except as disclosed on Schedule 2.7, there are no outstanding "rights to return" granted to obligors existing on any current accounts receivable, nor does Lion Golf have any obligations to accept returns or restock inventory related to such accounts receivable, nor does Lion Golf have any contractual obligations relating to such accounts receivable, or the inventory which was the subject thereof, which cannot be fully performed within one year of the generation of each such account receivable.

        2.8 INVENTORY. Schedule 2.8 hereto presents an accurate and complete list of all inventory by type reflected in the September 30, 1995 balance sheet and describes the method or methods of valuation for such inventory. To the knowledge of Lion Golf, after due inquiry, all such inventory is and will be of a quality useable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality, all of which have been written down to a fair or realizable market value or have been adequately reserved against in the September 30, 1995 balance sheet.

        2.9 NO LITIGATION. Except as shown on Schedule 2.9, Lion Golf is not engaged in or threatened with or aware of any situation which could subject Lion Golf to any litigation, arbitration, claim, challenge or other legal proceedings or governmental or other investigations relating to the affairs of Lion Golf, including, without limiting the generality of the foregoing, any such action or proceeding by or before contracting officers, arbitrators, administrative or regulatory agencies.

        2.10 EXISTENCE OF NECESSARY ASSETS.     There are no significant assets
which Lion Golf uses in its business (as heretofore conducted) which are not either owned by Lion Golf or the use of which are otherwise authorized under one of the agreements, licenses or leases listed in one of the Schedules delivered pursuant to this Agreement, except for supplies and raw materials purchased from time to time relating to the operations of Lion Golf.

        2.11 INTANGIBLE PROPERTY. Schedule 2.11 hereto presents an accurate and complete list and brief description of all patents, licenses, trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Lion Golf or in which it has any interest. Except as provided in Schedule 2.11, Lion Golf owns, or has the irrevocable right to use, all patents, licenses, trademarks, trade names, copyrights, trade secrets, technology, know-how and processes used in or

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necessary for the conduct of its existing business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or
impair any such rights.    Except as provided in Schedule 2.11, (i) no claims
are pending or overtly threatened in writing by any person for the use of any such patents, licenses, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, (ii) there is no valid basis for any such claim, challenge or question, and (iii) use of such patents, licenses, trademarks, trade names, copyrights, technology, knowhow or processes by Lion Golf does not infringe on the rights of any person.

        2.12 CERTAIN EMPLOYEE MATTERS. Except as set forth on Schedule 2.12 hereto, Lion Golf is in compliance with all applicable laws, rules and regulations relating to employment practices which could have an adverse effect on its business, assets or condition, financial or otherwise, including without limitation those relating to wages, hours, collective bargaining, age and sex discrimination and the payment and withholding of taxes, and Lion Golf does not have any unaccrued liability for any arrears of wages (including vacation pay) or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth on Schedule 2.12, Lion Golf has (i) no employment, consultant or similar contracts with any person currently in force or in which Lion Golf retains any liability, or (ii) no controversies pending, threatened or reasonably anticipated between Lion Golf and any employee, or any labor union or other collective bargaining unit representing any of its employees. No union or other collective bargaining unit has been certified or recognized by Lion Golf as representing any employee.

        2.13 NO CONFLICT WITH OTHER DOCUMENTS.     Except as described in
Schedule 2.13 hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, be in conflict with, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), the charter documents or bylaws of Lion Golf, or the minutes of any Board of Directors meeting of Lion Golf, or any terms of any contract or instrument to which Lion Golf is a party, or any judgment, decree or order applicable to Lion Golf or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Lion Golf.

        2.14 AUTHORIZATION, POWER. This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and binding obligation of
each Stockholder enforceable in accordance with its terms.    Each Stockholder
has all requisite power and authority to enter into, and perform this Agreement.

        2.15 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except as described in Schedule 2.15 hereto, no permit, consent,

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approval or authorization of, or declaration, filing or registration with, any public body or authority is necessary in connection with the execution and delivery by each Stockholder of this Agreement and the transactions contemplated hereby or thereby, including, without limitation, any consents or filings which may be required in connection with any of the contracts listed in
Schedule 2.19(a) .

        2.16 CORPORATE RECORDS. The books of account and other financial records of Lion Golf are true, correct and complete, were prepared in accordance with generally accepted accounting principles applied on a consistent basis Except as otherwise disclosed in its financial statements, in accordance with applicable contractual requirements, and accurately reflect the operations of Lion Golf and the value of its properties. All other significant corporate records of Lion Golf, including without limitation, the corporate minute book and those relating to employees of Lion Golf are true, correct and complete in all material respects.

        2.17 POWERS OF ATTORNEY. No person holds any tax or other power of attorney from Lion Golf with respect to any matter.

        2.18 INFORMATION. Lion Golf has provided, and, upon 24 hours prior notice, shall provide Quadrax and its respective officers, accountants, counsel and other representatives full access, during working hours on business days, to the plants, warehouses, properties, books, contracts, commitments, records and accounts of every kind relating to Lion Golf, and has furnished them with such financial and operating data, documents and other information with respect to the business, operations, personnel, licenses, contracts and properties of Lion Golf as may be required herein or as Quadrax or its representatives have requested or shall from time to time request, and Quadrax or its representatives have been and will be entitled to consult with the representatives, officers, employees and agents of Lion Golf. No investigations made by Quadrax and its representatives shall affect the representations, warranties and/or agreements made by Lion Golf herein and each such representation, warranty and/or agreement shall survive any such investigation as set forth in Article 10 hereof.

        2.19 AGREEMENTS, BACKLOG, INSURANCE, AUTHORIZATIONS, ACCOUNTS, COMMITMENTS, PROPERTIES AND ASSETS.

          (a) Schedule 2.19(a) hereto accurately lists, as of October 31, 1995, all current contracts, including purchase orders, with customers and suppliers, and for each agreement specifies the total amount of the contract, the amounts yet to be paid, the anticipated delivery dates, a brief description of the product or service to be provided and a brief description of the termination provisions. Lion Golf's products and services satisfy the specifications of such contracts and Lion Golf is not in default of

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any of its obligations thereunder, nor as of the date of such Schedule is Lion
Golf aware of any facts or circumstances that have occurred which, with the giving of notice or passage of time or both, would give rise to a default by Lion Golf of any of the obligations. Except as set forth on Schedule 2.19(a), Lion Golf has provided sufficient reserves for all work to be performed pursuant to such agreements, which Lion Golf has agreed or is obligated to perform.

          (b) Schedule 2.19(b) hereto accurately lists, as of October 31, 1995, all insurance policies, including, without limitation, workers' compensation, now in force relating to Lion Golf and its assets, including in each instance the name of the carrier, the term of the policy, the periods for which it has been continuously in effect, the annual premium and the scope of coverage. Except as set forth on Schedule 2.19(b), the premiums for such insurance policies are, as of the date of such Schedule, and at the Closing Date will be, fully paid or current and there are no loans outstanding against any of such policies.

          (c) Schedule 2.19(c) hereto accurately lists, as of October 31, 1995,
(i) all real property owned by Lion Golf, together with a description of the location of such property, and (ii) all leases and agreements for the rental of real property to which Lion Golf is a party (as the lessor or the lessee) or by which the properties or assets owned by Lion Golf or used in its business may be bound, together with the location of all such property and specifying the rent and term of each such lease and agreement under which it is leased.
Except as set forth in Schedule 2.19(c), as of the date of such Schedule, all rents and charges due and payable for current or prior periods under each such lease have been, and at the Closing Date will be, paid.

          (d) Schedule 2.19(d) hereto accurately lists, as of October 31, 1995,
(i) all of the equipment, machinery, vehicles, furniture, furnishings and fixtures, and leasehold improvements owned or leased by Lion Golf, (ii) all other material items of tangible personal property (excluding inventories) owned by or leased by Lion Golf, and (iii) all equipment, machinery, vehicles, furniture, furnishings and fixtures and leasehold improvements used by Lion Golf and leased from any third party. Such Schedule also shows, as of such date, the location of the items listed thereon, the accumulated depreciation with respect thereto and, where applicable, the principal terms of any lease pursuant to which any of such property is being leased or loaned to a third party.

          (e) Schedule 2.19(e) hereto accurately lists, as of October 31, 1995, all loan agreements, bonds, notes, debentures, undertakings, guarantees, deeds of trust, mortgages, instruments of indebtedness, security interests and other material obligations and agreements, including, without limitation, accounts with overdraft

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facilities, to which Lion Golf is a party or by which its properties or assets may be bound, together with the principal terms and outstanding balance of each. Lion Golf is not, as of the date of such Schedule, and at the Closing Date will not be, in default of any of its obligations thereunder, nor as of the date of such Schedule is any Stockholder aware of any facts or circumstances that have occurred which, with the giving of notice or passage of time or both, would give rise to a default by Lion Golf of any of the obligations included in such Schedule, except as set forth on Schedule 2.19(e).

          (f) Except as attached as Schedule 2.19(f) hereto, Lion Golf does not have, nor is it subject to, any (i) employment, collective bargaining, consulting, agency or other agreements calling for the rendering of services or advice, including, without limitation, labor contracts, retainer agreements, and health and accident policies, or (ii) written or oral policies, agreements or understandings regarding employee matters generally, such as vacation and/or severance pay requirements.

          (g) Schedule 2.19(g) hereto accurately lists, as of October 31, 1995, all certificates, permits, licenses and similar authorizations relating to the business of Lion Golf (the "Authorizations") issued by any governmental authority to Lion Golf, together with a description of each, including the terms under which each is held. To the best of each Stockholder's knowledge, as of October 31, 1995, all of the Authorizations are valid and outstanding and, to the knowledge of each Stockholder, Lion Golf is in compliance in all respects with all of the terms and conditions under which each respective permit is held, and there are no other permits required to conduct the business presently conducted by Lion Golf, except as specified in Schedule 2.19(g). As of the date of such Schedule, Lion Golf is not in violation of any law, rule, regulation, order or governmental decree, federal, state or local, which violation would have a material adverse effect on Lion Golf or its operations, nor is it in violation of any court order, decree or injunction.

          (h) Except as set forth in Schedule 2.19(h), Lion Golf has no indenture, agreement, contract or commitment which contains (i) any restrictions on payment of dividends or other distributions to stockholders,
(ii) any covenant restricting the nature, type of or geographic area in which business can be conducted by Lion Golf or any Stockholder or the persons with whom Lion Golf or any Stockholder may compete or (iii) any provision relating to the acquisition, or restrictions regarding the acquisition, of any business or enterprise.

          (i) Schedule 2.19(i) hereto lists with reasonable accuracy and reflects as of October 31, 1995 all accounts payable known to be owed by Lion Golf as of such date, whether or not billed or invoiced. Schedule 2.19(i) also lists any outstanding

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and unsatisfied judgments against Lion Golf.

          (j) Schedule 2.19(j) accurately lists, as of October 31, 1995, all cash on hand, the name, number and bank location of each of Lion Golf's bank accounts, the balance in each such account and the name of each person authorized to draw thereon or withdraw therefrom.

          (k) There are no other material agreements, commitments, undertakings or guarantees, whether absolute or contingent, written or oral, not otherwise disclosed in the Schedules attached hereto, to which Lion Golf is a party or by which it or its properties may be bound upon the happening of any act, condition or event.

          (l) Except as set forth on Schedule 2.19(1) hereto, none of the contracts, leases, Authorizations or other obligations of Lion Golf would preclude the transfer of ownership of Lion Golf as contemplated by this Agreement; after such transfer of ownership, such contracts, leases, Authorizations and obligations will continue without any change in the terms or provisions thereof and without penalty; and none of Lion Golf's rights under any such contract, lease or obligation is being contested. Lion Golf has performed all the obligations required to be performed as of the date hereof by it under any material contract, agreement, commitment, Authorization or other instrument disclosed pursuant to this Section 2.19 and there is not, with respect to any such contract, agreement, commitment, Authorization or other instrument, (i) any notice of violation or default, or (ii) any existing violation or default (or event which, with or without due notice or lapse of time, or both, would constitute a default) on the part of Lion Golf or on the part of any other party thereto, which violation or default would have an adverse effect on Lion Golf's business, operations, properties, assets or financial condition, and no Stockholder has any knowledge of any facts or circumstances which would reasonably indicate that Lion Golf will be or may be in default under any such contract, agreement, Authorization or other instrument subsequent to the date hereof which would have an adverse effect on its business, operations, properties, assets or financial condition.

          (m) Except as set forth on Schedule 2.19(m), Lion Golf has no sales or marketing, distribution, representation or similar contracts or arrangements, whether oral or written, formal or informal, in effect.

          (n) Schedule 2.19 (n) lists all licenses from third parties held by Lion Golf, all of which licenses are in full force and effect, and which licenses will be transferred unimpaired to Quadrax at the Closing Date.

        2.20 CUSTOMERS. Schedule 2.20 lists all of Lion Golf's

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customers from which Lion Golf derived over $10,000 in revenues during Lion
Golf's 1994 fiscal year and period ending September 30, 1995. Except as disclosed in writing to Quadrax, Lion Golf has not been informed that any such customer will not continue to do business with Lion Golf subsequent to the Closing Date at volumes reasonably consistent with past practices.

        2.21 TAXES. All accrued but unpaid taxes as of September 30, 1995 are reflected on Lion Golf's September 30, 1995 balance sheet. Lion Golf has timely filed in accordance with applicable law all Federal, state, local and foreign tax returns and tax reports required to be filed by it under applicable law on or before the Closing Date with respect to all fiscal periods ended before the
Closing Date.    Such returns and reports are true, correct and complete in all material respects. Lion Golf has timely paid all income, profits, franchise, sales, use, occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any) with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves to fully cover such liability have been provided on the September 30, 1995, balance sheet. There are no tax liens upon any properties or assets of Lion Golf. Except as set forth on Schedule 2.21, none of the Federal income tax returns of Lion Golf have been examined by the Internal Revenue Service ("IRS"). All deficiencies and assessments resulting from examination of state, local and foreign tax returns and reports of Lion Golf have been paid, except such as are being contested in good faith by appropriate proceedings. Except to the extent set forth in the Schedule 2.21, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign tax return or report for any period. Lion Golf is not a party to any tax-sharing or tax allocation agreement.

        2.22 TITLE TO PROPERTIES; CONDITION. Except as set forth on Schedules 2.19(c) and (d) hereto, Lion Golf, as of the date of such Schedules, has good, valid and marketable title to all of its properties and assets, real and personal (tangible and intangible), free and clear of any liens, claims, charges, pledges, security interests, options to purchase, encumbrances or equitable interests of any nature whatsoever. Except as set forth in Schedule 2.19(c), all of the improvements on land owned by Lion Golf, as of the date of such Schedule, are in overall good condition and repair for buildings and improvements of their type and age and comply with all applicable ordinances and regulations, including without limitation, building, zoning and other laws. Except as set forth in Schedule 2.19(d), all of the items of tangible personal property of Lion Golf are, as of the date of such Schedule, in overall operating condition for items of equipment of their type and age. Each of the leases pursuant to which Lion Golf leases real or personal property is in good standing, valid and effective and enforceable by Lion Golf in accordance with its terms, and there is not, under any of such leases, any known existing default, waiver, indulgence or postponement of any of Lion Golf's obligations thereunder, except as set forth on Schedule 2.19(c), as of the date of such Schedule.

        2.23 EMPLOYEE BENEFIT PLANS. Schedule 2.23 hereto lists all incentive compensation, bonus, deferred compensation, medical, stock purchase, stock option, insurance, employee welfare pension, profit-sharing, retirement and other employee benefit plans, funds, programs or arrangements which have been maintained, established or contributed to by Lion Golf or to which Lion Golf is, or has been, either required to contribute to or a signatory to (collectively the "Employee Benefit Plans"), including but not limited to each Employee Benefit Plan which constitutes (i) an "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") , (ii) an "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, and (iii) a "multiemployer plan" ("Multiemployer Plan"), as such term is defined in Section 4001 of ERISA. With respect to such Employee Benefit Plans:

          (a) Lion Golf is in substantial compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect, including, but not limited to, ERISA, and the Internal Revenue Code ("the Code"), applicable to such Employee Benefit Plans.

          (b) Lion Golf has in all respects performed all obligations required to be performed by it under any of such Employee Benefit Plans and, to the best of Lion Golf's knowledge, it is not in violation in any respect of, and it has no knowledge of any default or violation by any other party to, any of such Employee Benefit Plans.

          (c) There are no material claims threatened or pending with respect to any of such Employee Benefit Plans.

          (d) None of the Employee Benefit Plans is subject to Title IV of
ERISA.

          (e) Except as described in Schedule 2.23, every Employee Benefit Plan is now and has always been established in writing. With respect to any Employee Benefit Plan not established in writing, a true and complete description of such Plan is set out in Schedule 2.23.

          (f) All actuarial and financial reports and statements with respect to each Employee Benefit Plan state and have always stated fully and fairly the financial condition of such Plan. No actuarial or financial report or statement with respect to any Employee Benefit Plan has been qualified by the person who issued the report or statement.

          (g) Schedule 2.23 hereto sets forth (i) the name of each participant in each Employee Benefit Plan, (ii) the vested and unvested portion of each participant's interest in each Employee Benefit Plan, and (iii) with respect to each outstanding option, warrant or other right under any Employee Benefit Plan calling for or permitting the issue, transfer, sale or delivery of any security of Lion Golf, (A) the name of the holder thereof, (B) the date of grant or issue, (C) the number or amount and type of securities subject thereto, (D) the exercise price thereof, (E) the date or dates when exercisable and, (F) whether exercisable presently.

        2.24 ABSENCE OF QUESTIONABLE PAYMENTS. Neither Lion Golf nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of Lion Golf, has engaged or is engaged in any course of conduct, or is a party to any agreements or involved in any transactions, which has or would give rise to a violation of any statute or regulation regarding improper payments to government officials (foreign or domestic) or others.

        2.25 INSURANCE.     Lion Golf is insured by insurers authorized to do
business in Oregon, under valid, outstanding, and enforceable policies with respect to its property and the conduct of its business in such amounts and against such risks as are set forth in Schedule 2.25, and will continue to maintain such insurance in force at least through the Closing Date.

        2.26 NO PENDING TRANSACTIONS.       Except for the transactions
contemplated by this Agreement, neither Lion Golf nor any of its Stockholders is a party to or bound by or the subject of any agreement, undertaking or commitment (i) which provides for Lion Golf to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person, or (ii) which provides for Lion Golf to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

        2.27 DISCLOSURE. No representation or warranty made by the Principal Stockholder in this Agreement and no statement contained in a certificate, schedule, list, whether heretofore furnished to Quadrax or hereafter required to be furnished to Quadrax, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading, to the knowledge of each Stockholder. There are no material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise) or financial condition of Lion Golf which have not been disclosed to Quadrax prior to the date hereof or in or pursuant to this Agreement, which facts are or should be known with reasonable diligence by the Principal Stockholder and would be adverse to Lion Golf.

        2.28 ENVIRONMENTAL MATTERS.

          (a)     Lion Golf has not caused or allowed the
generation, treatment, storage, handling or disposal of Hazardous Substances (as hereinafter defined) at its owned or leased real properties ("Facilities") other than in full compliance with all applicable federal, state and local laws, regulations and ordinances. No Stockholder is aware of the presence and/or release or spill of any Hazardous Substances at, upon or beneath any property(ies) proximate to or abutting the Facilities that is known presently to impact or that may impact the Facilities except as identified in Schedule
2.28. Lion Golf has not caused or allowed the release, discharge or spill of any Hazardous Substances onto, at, or near the Facilities. The Principal Stockholder represents that Lion Golf is, and, throughout the period of time that the Facilities have been owned or used by Lion Golf, has been, in material compliance with all applicable federal, state and local, laws, regulations, rules, ordinances and orders regarding the generation, recycling, use, sale, storage, handling, transfer and disposal of Hazardous Substances. The Principal Stockholder represents that Lion Golf has secured and continuously maintained in force all permits, licenses and approvals necessary for the lawful operation of the Facilities and that Lion Golf is in material compliance with all such permits, licenses and approvals. The Principal Stockholder represents that all applicable permits, licenses and approvals are listed on the attached Schedule 2.28, with the corresponding dates of issuance and dates of expiration. Full and complete copies of all such permits, licenses and approvals have been furnished to Quadrax. The Principal Stockholder represents that Lion Golf has not received notice, formal or informal, of any inquiries, proceedings, claims, lawsuits or actions, potential or extant, regarding any of the Facilities. As used herein, "Hazardous Substances" shall mean any material or substance that may pose a present or potential hazard to human health or the environment when improperly disposed of, treated, stored, transported, or otherwise managed, including, without limitation, any material or substance that is (i) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.), (iv) oil, waste oil or petroleum products, (v) asbestos, or (vi) defined as a "hazardous substance" or "hazardous waste" under any law or regulation of the State where such Facility is located.

          (b) The Principal Stockholder represents to the best of his knowledge that there are not asbestos containing materials or other Hazardous Substances or conditions in or at the Facilities capable of creating or causing indoor pollution and posing a threat to worker, community or individual health and safety.

          (c) The Principal Stockholder represents that since commencement of occupation of the Facilities by Lion Golf there has been no material emission, spill, release or discharge into or upon

(i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Facilities (any of which is hereafter referred to as a "Hazardous Discharge").

          (d) The Principal Stockholder represents that since commencement of occupation of the Facilities by Lion Golf, there has been no, nor is there threatened any, complaint, order, directive, claim, citation or notice by any federal, state or local governmental authority or any other person or entity regarding the Facilities or the business conducted thereon with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Facilities, (iii) noise emissions, (iv) solid or liquid waste, handling or disposal, (v) the generation, collection, storage, use, transportation or disposal of Hazardous Substances or wastes, (vi) occupational safety and health violations or
(vii) other environmental matters affecting Lion Golf, (any of which is hereafter referred to as an "Environmental Complaint").

        2.29 THE STOCKHOLDERS.

          (a) The Stockholders own all of the issued and outstanding shares of Lion Golf's capital stock, free and clear of all agreements, charges, options, liens, security interests, pledges, claims, restrictions and encumbrances of any nature whatsoever. There are outstanding no rights to purchase of any kind affecting any shares of the capital stock of Lion Golf, whether or not outstanding from Lion Golf or any Stockholder.

          (b) The Stockholders each have full right, power and authority to execute, deliver and perform this Agreement and each agreement which is an Exhibit to this Agreement (each a "Related Agreement") to which they are parties. This Agreement has been duly executed and delivered by the Stockholders and constitutes, and each Related Agreement to be signed by a Stockholder when executed and delivered will constitute, the valid and legally binding obligation of each of them, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles. Each Stockholder is acquiring his or her shares of Quadrax common stock for investment only, without any present intention to participate in any distribution thereof, and each Stockholder further understands and agrees that they will be unable to sell such shares for a period of two years, and then only subject to the volume limitations and filing requirements of Rule 144 of the Securities Act of 1933, as amended (the "Act").

                                   ARTICLE 3
                                   ---------

                   REPRESENTATIONS AND WARRANTIES OF QUADRAX
                   -----------------------------------------

    Quadrax represents and warrants to each Stockholder as follows:

        3.1 ORGANIZATION AND STANDING. Quadrax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to conduct its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Quadrax is qualified to do business in all states where the failure to qualify would have a material and adverse effect on its
properties or business.    Copies of the charter documents and bylaws, as
amended and restated, of Quadrax have been delivered to Lion Golf, and such copies are complete, correct and in full force and effect. Quadrax is fully in compliance with, and is not in default under, any terms of such documents, bylaws or minutes.

        3.2 CAPITALIZATION.

          (a) The authorized capital stock of Quadrax consists of 90,000,000 shares of Common Stock, $0.000009 par value, 1,172 shares of Voting Preferred Stock, without par value, 10,000,000 shares of Class A Preferred Stock, .01 par value per share and 300,000 shares of Class A Preferred Stock - First Series. As of [Sept 30], 1995, there were issued and outstanding [16,362,084] shares of Common Stock, [318] shares of Voting Preferred Stock, [0] shares of Class A Convertible Preferred Stock and [0] shares of Class A Preferred Stock - First Series. All of such outstanding shares of Quadrax Common Stock are validly issued, fully paid and non-assessable and are free of any preemptive rights. Quadrax has duly and validly reserved (i) up to 1,468,477 shares of Common Stock for issuance upon the exercise of options grantable under its Stock Option Plan, (ii) 2,021,850 shares for issuance upon exercise of warrants, and (iii) sufficient shares to issue to the Stockholders upon the Closing hereunder. Except as set forth herein, there are at the date hereof no outstanding options, warrants, rights, privileges or other arrangements, preemptive or contractual, to acquire any shares of capital stock of Quadrax from Quadrax.

        3.3 FINANCIAL STATEMENTS.    Quadrax has provided Lion Golf with copies
of its Annual Report on Form 10-KSB for the year ended December 31, 1994 and of its Quarterly Report on Form 10-QSB for the nine months ended September 30, 1995. Such reports and the financial statements contained therein, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of Quadrax, and present fairly the consolidated financial condition of Quadrax and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in such financial statements or in the report of Livingston & Haynes, P.C. which accompanies such annual financial statements.

        3.4 NO UNDISCLOSED LIABILITIES. Except as described in Schedule 3.4 hereto or as contemplated by this Agreement, Quadrax has no material liabilities or obligations (whether or as contemplated by this agreement, absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (a) fully reflected or reserved against in the September 30, 1995 consolidated balance sheet or disclosed in the notes thereto or (b) incurred since the date of the September 30, 1995 balance sheet in the ordinary course of business.

        3.5 CONDUCT OF BUSINESS. Except as contemplated under this Agreement or as set forth in Schedule 3.5 hereto, since September 30, 1995, Quadrax has not:

          (a) issued or reissued any capital stock (including without limitation, treasury stock), bonds, notes, warrants, options or other securities or become subject to any obligation to issue or pledge any such securities;

          (b) incurred any material liability or obligation (absolute or contingent), including, without limitation, purchases on a credit or installment basis, except in the ordinary course of business;

          (c) failed to pay or discharge any current liability when it became due and payable;

          (d) sold, transferred or otherwise disposed of, mortgaged, pledged or subjected to lien or any other encumbrance, any of its assets, whether real or personal (tangible or intangible) property, except inventory items and other similar items of personal property in the ordinary course of business;

          (e) declared or made any dividend payment or any other payment or distribution to any of its stockholders or redeemed or Purchased or otherwise acquired (i) any of its capital stock or (ii) obligations of Quadrax to any of its stockholders;

          (f) had any material adverse changes in the assets, properties, operations, personnel, equipment, supply arrangements, financial condition or prospects of Quadrax, and no event has occurred which could be reasonably expected to have a materially adverse effect upon the business of Quadrax;

          (g) taken any action, or failed to take any action, which would materially adversely affect the condition, financial or otherwise, of Quadrax; or

          (h) agreed, orally or in writing, or granted any other person or entity an option, to do any of the things specified in subsections (a) through
(g) above.

        3.7 NO LITIGATION.     Quadrax is not engaged in or threatened with or
aware of any situation which could subject it to any material litigation, arbitration, claim, challenge or other legal proceedings or governmental or other investigations relating to its affairs, including, without limiting the generality of the foregoing, any such action or proceeding by or before contracting officers, administrative or regulatory agencies which could materially impair the business of Quadrax.

        3.8 EXISTENCE OF NECESSARY ASSETS. There are no significant assets which Quadrax uses in its business (as heretofore conducted) which are not either owned by it or licensed or leased to it or the use of which are otherwise authorized under one of the agreements, licenses or leases listed in one of the Schedules delivered pursuant to this Agreement.

        3.9 NO CONFLICT WITH OTHER DOCUMENTS.    Neither the execution and
delivery of this Agreement, nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the charter documents or bylaws of Quadrax, or any terms of any contract or instrument to which Quadrax is a party or by which it is bound, or any judgment, decree or order applicable to Quadrax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of any of Quadrax.

        3.10 AUTHORIZATION, POWER. The execution, delivery and performance of this Agreement by Quadrax has been duly authorized by all necessary corporate
action on the part of Quadrax and the stockholders of Quadrax.    This Agreement
and the transactions contemplated hereby, have been approved by a resolution adopted at duly constituted meetings of the Board of Directors of Quadrax and this Agreement has been duly executed and delivered by Quadrax and constitutes a valid and binding obligation of Quadrax enforceable in accordance with its terms. Quadrax has all requisite corporate power and authority to enter into, and perform this Agreement.

        3.11 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except as described in Schedule 3.11 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority is necessary in connection with the execution and delivery by Quadrax of this Agreement and the other transactions contemplated hereby.

        3.12 CORPORATE RECORDS. The books of account and other financial records of Quadrax are true, correct and complete, were prepared in accordance with generally accepted accounting principles applied on a consistent basis, in accordance with applicable contractual requirements and government regulations regarding accounting methods and practices, and accurately reflect the consolidated operations of Quadrax and the value of its properties. All other significant corporate records of Quadrax, including without limitation, the corporate minute books and those relating to employees of Quadrax are true, correct and complete in all material respects.

        3.13 TAXES. Quadrax has timely filed in accordance with applicable law all Federal, state, local and foreign tax returns and tax reports required to be filed by them under applicable law on or before the Closing Date with respect to all fiscal periods ended on or before the Closing Date. Such returns and reports are true, correct and complete in all material respects. Quadrax has timely paid all income, profits, franchise, sales, use, occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any, with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves to fully cover such
liability have been provided on the September 30, 1995 balance sheet.    There
are no tax liens upon any properties or assets of Quadrax. The consolidated Federal income tax returns of Quadrax have never been examined by the IRS. All deficiencies and assessments resulting from examination of state, local and foreign tax returns and reports of Quadrax have been paid. There are no outstanding agreement or waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign tax return or report for any period.

        3.14 ABSENCE OF QUESTIONABLE PAYMENTS. Neither Quadrax nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of Quadrax has engaged or is engaged in any course of conduct, or is a party to any agreements or involved in any transactions, which has or would give rise to a violation of any statute or regulation regarding improper payments to government officials (foreign or domestic) or others.

                                   ARTICLE 4
                                   ---------

                         COVENANTS OF THE STOCKHOLDERS
                         -----------------------------

        The Principal Stockholder, individually, on behalf of Lion Golf, covenant with Quadrax that, except as otherwise consented to in writing by Quadrax after the date of this Agreement:

        4.1 CONDUCT OF BUSINESS. On or prior to the Closing Date, with respect to Lion Golf (a) its business will be conducted only in the ordinary course; (b) it will not enter into, adopt or amend any employee pension, profit-sharing, retirement, insurance, incentive compensation, severance or similar plan, agreement or arrangement, enter into or amend any employment contracts, or increase the salaries or compensation of any employee, other than ordinary increases in salaries in accordance with past practices;

(c) it will have no debt on its books, records or financial statements other than approximately $1,450,000 for borrowed money of which no more than $500,000 shall be due to shareholders and $900,000 classified as current indebtedness;
(d) it will use its best efforts to preserve its business organization intact, to keep available the services of its officers and employees and to preserve the goodwill of suppliers, clients, customers and others doing business with it, nor shall it dispose of any asset except in the ordinary course of business; (e) it will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof; (f) it will not enter into or amend any contract or agreement with any labor union or any lease of real estate or personal property other than leases entered into or amended in the ordinary course of business in a manner consistent with past practices calling for yearly lease payments not in excess of $10,000; (g) it will not enter into any contract or incur any expenditures not entered into or incurred in the ordinary course of business and in accordance with past practices; (h) it will not compromise any account receivable in an amount larger than $5,000 or $25,000 in the aggregate; (i) it will not make any change in its charter documents or Bylaws; (j) it will not make any change in the number of shares or in the terms of its authorized, issued or outstanding capital stock, nor shall it enter into or grant any options, calls, contracts or commitment of any character relating to any issued or unissued capital stock; (k) it will not declare or pay any dividend or other distribution in respect of its capital stock; (1) it will not do any act or omit to do any act, which will cause a breach of any material contract, commitment or obligation to which Lion Golf is a party or by which any of its properties or assets may be bound; (m) it will maintain its existing insurance in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses; and (n) it will maintain all Authorizations and make all filings and registrations which are necessary in order to enable it to conduct its business, it will remain in compliance with all applicable laws, regulations and ordinances relating to its business and will take all steps necessary to obtain all further Authorizations as may be required in the conduct of its future business as currently contemplated.

        4.2 INFORMATION.     Lion Golf will provide to Quadrax, and to its
respective officers, accountants, counsel and other representatives full access, following prior notice, during normal business hours throughout the period prior to the Closing Date, to all the plants, warehouses, properties, books, contracts, commitments, records and accounts of Lion Golf. Lion Golf will furnish to Quadrax during such period all such information concerning Lion Golf and its business and properties as Quadrax may reasonably request, and without additional specific request therefor, Lion Golf's monthly and quarterly financial statements prepared by Lion Golf in the ordinary course of business from and after September 30, 1995, and all communications with any tax authorities. If requested by Quadrax, Lion Golf will cause to be made available to Quadrax and Quadrax's accountants the work papers and other information in respect of Lion Golf utilized by Lion Golf's accountants in the preparation of Lion Golf's financial statements.

        4.3 CONSENTS.     Lion Golf will take all necessary corporate or other
action and will use its best efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement, including, without limitation, the obtaining of any requisite consents or approvals required or which may be required of third parties pursuant to the agreements, leases and contracts disclosed to Quadrax pursuant to Section 2.19 or any others requiring the same, and will promptly notify Quadrax in writing of any information relating to the status of the possible denial of such requested consents or approvals.

        4.4 NOTICE OF LITIGATION.     Lion Golf will provide written notice to
Quadrax of any litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of Lion Golf, is threatened or in prospect, after the date of this Agreement and prior to the Closing Date, against or specifically relating to Lion Golf, or their respective properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to Lion Golf with respect to such litigation, proceeding or investigation.

        4.5 CORPORATE TRANSACTIONS. Prior to the earlier of the termination of this Agreement pursuant to Article 13 or December 31, 1995, neither the Stockholders nor Lion Golf will not seek to sell Lion Golf or merge Lion Golf with any entity and Lion Golf will not negotiate or entertain any offer with respect to the sale of part or all of the capital stock of Lion Golf or any material portion of Lion Golf's assets, nor will Lion Golf, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Lion Golf to, solicit or encourage (including by way of furnishing information) the making of any proposals that are reasonably expected to lead to the acquisition of part or all of Lion Golf's capital stock or a material portion of Lion Golf's assets by any person other than Quadrax or an affiliate of Quadrax. Lion Golf promptly will advise Quadrax orally, followed by written confirmation, of any such proposals.

        4.6 CAUSE CONDITIONS TO BE SATISFIED.    The Principal Stockholder and
Lion Golf will use their best efforts to cause all of the conditions described in Article 7 of this Agreement to be satisfied.

        4.7 COMPLIANCE WITH LAWS. Lion Golf will duly comply with all applicable laws as may be required for the valid and effective performance of this Agreement.

        4.8 NOTICE OF BREACH. The Principal Stockholder, in the event of, and promptly after, the impending or threatened occurrence of any action (whether by Lion Golf or otherwise) or event of which such Principal Stockholder has knowledge, the taking or occurrence of which will constitute or result in a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach, of any of his or its representations, warranties, covenants or agreements set forth herein, will promptly give detailed written notice thereof to Quadrax.

        4.9 UPDATE OF SCHEDULES.    The Principal Stockholder hereby agrees to
update, prior to the Closing Date, all Schedules to this Agreement prepared by it to reflect any changes therein from the "as of" date of such Schedules to and including the day immediately preceding the Closing Date (or such other date as shall be agreed to by Quadrax) so that such Schedules, including the Closing Date balance sheet, shall be true, complete and correct in all respects as of the Closing Date (or such other date as shall be agreed to by Quadrax).

        4.10 PUBLICITY. Neither the Stockholders nor Lion Golf shall not disclose the Purchase Price or other principal terms of this transaction prior to Closing, except as such disclosure may be required by law, or to professional
advisors and representatives of the parties hereto.    The Stockholders and Lion
Golf shall be responsible for its advisors and representatives.

        4.11 NO CHANGE IN OWNERSHIP. The Stockholders will continue to be the only stockholders of Lion Golf through the Closing Date.

        4.13 BROKER'S OR FINDER'S FEES.       The Principal Stockholder shall be
responsible for and shall pay any broker's or finder's fees due and payable to any third party claiming a right to such fee from or through the Lion Golf or the Stockholders in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                   ---------

                              COVENANTS OF QUADRAX
                              --------------------

        Quadrax covenants to the Stockholders that, except as otherwise consented to in writing by the Stockholders after the date of this Agreement:

        5.1 CONDUCT OF BUSINESS. On or prior to the Closing Date, Quadrax shall not make any fundamental alteration of its or any subsidiary's business as it has been heretofore conducted except as contemplated by this Agreement.

        5.2 INFORMATION.     Quadrax will furnish to Lion Golf such information
concerning Quadrax and its business and properties as Lion Golf may reasonably request. Certain of such information may constitute non-public material information concerning Quadrax, and accordingly, Lion Golf and Stockholders will be precluded from trading in Quadrax common stock until such information becomes publicly available or is no longer material to an investment decision.

        5.3 CONSENTS. Quadrax will take all necessary corporate or other action and will use its best efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement, including, without limitation, the obtaining of any requisite consents or approvals required or which may be required of third parties pursuant to any agreements, leases and contracts requiring the same, and will promptly notify Lion Golf in writing of any information relating to the status of the possible denial of such requested consents or approvals.

        5.4 NOTICE OF LITIGATION. Quadrax will provide written notice to Lion Golf of any material litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of Quadrax, is threatened or in prospect, after the date of this Agreement and prior to the Closing Date, against or specifically relating to Quadrax, its properties or businesses or subsidiaries, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to Quadrax with respect to such litigation, proceeding or investigation.

        5.5 CAUSE CONDITIONS TO BE SATISFIED. Quadrax will use its best efforts to cause all of the conditions described in Article 8 of this Agreement to be satisfied.

        5.6 COMPLIANCE WITH LAWS. Quadrax will duly comply with all applicable laws as may be required for the valid and effective performance of this Agreement.

        5.7 NOTICE OF BREACH. Quadrax, in the event of, and promptly after, the impending or threatened occurrence of any action (whether by Quadrax or otherwise) or event of which Quadrax has knowledge, the taking or occurrence of which will constitute or result in a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach, of any of its representations, warranties, covenants or agreements set forth herein, will promptly give detailed written notice thereof to Lion Golf. Quadrax will use its best efforts to prevent or promptly remedy its breach.

        5.8 UPDATE OF SCHEDULES.    Quadrax hereby agrees to update, prior to
the Closing Date, all Schedules to this Agreement prepared by it to reflect any changes therein from the "as of" date of such Schedules to and including the day immediately preceding the Closing Date (or such other date as shall be agreed to by Lion Golf) so that such Schedules shall be true, complete and correct in all respects as of the Closing Date (or such other date as shall be agreed to by Lion Golf) with respect to Quadrax.

        5.9 PUBLICITY. Quadrax shall not disclose the purchase price or other principal terms of this transaction prior to Closing, except as such disclosure may be required by law or by Quadrax' lenders, which the Stockholders are aware, professional advisors and representatives of the parties hereto. Quadrax shall be responsible for the actions of its advisors and representatives.

        5.11 BROKER'S AND FINDER'S FEES.     Quadrax shall be responsible for
and shall pay any broker's or finder's fees due and payable to any third party claiming a right to such fee from or through Quadrax in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

        6.1 SET-OFF.    Any amount or amounts acknowledged or adjudicated to be
due Quadrax from the Principal Stockholder as the Indemnifying Party under
Article 10 hereof may be recovered by Quadrax, at Quadrax's option, by set-off against amounts due to the Principal Stockholder under the Earn-Out Note to the extent such amounts are sufficient, without prejudice to the rights of such Principal Stockholder to contribution from or indemnification by any other Stockholder.

                                   ARTICLE 7

                         CONDITIONS TO THE OBLIGATIONS
                                   OF QUADRAX

        Unless waived by Quadrax in writing in its sole discretion, all obligations of Quadrax under this Agreement are subject to the fulfillment, prior to or at the Closing (as defined in Article 9), of each of the following conditions:

        7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.    The representations
and warranties of the Stockholders contained in Article 2 of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again; the Stockholders shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing; and Quadrax shall have received from the Principal Stockholder a certificate or certificates in such reasonable detail as Quadrax may reasonably request, signed by the Principal Stockholder and dated the date of the Closing to the foregoing effect.

        7.2 CONSENTS. All required consents of third parties, the absence of any of which consents would materially and adversely impact Quadrax or Lion Golf or the transactions contemplated by this Agreement, shall have been obtained, including, without limitation, that Bank of the Cascades shall have approved the transactions contemplated herein and renewed Lion Golf's line of credit for at least $1,000,000.

        7.3 FILINGS, PERMITS OR ORDERS. All filings, permits or orders required to carry out the transactions contemplated by this Agreement, shall have been made or received and there shall have been imposed no term or condition in respect thereof materially adverse to Quadrax.

        7.4 LEGAL PROCEEDINGS.     No suit, action or other proceeding against
Quadrax or Lion Golf or their respective officers or directors or any Stockholder, shall be threatened or pending before any court or governmental agency (i) in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with this Agreement or the transactions contemplated herein, or (ii) which, in the opinion of Quadrax materially adversely affects the business, properties, or assets of Lion Golf.

        7.5 FINANCIAL STATEMENTS. Quadrax shall have received financial statements of Lion Golf, as set forth in Section 2.4 of this Agreement.

        7.6 OPINION OF COUNSEL. Quadrax shall have received at the Closing the opinion of counsel for the Stockholders, dated the date of Closing, in form and substance satisfactory to Quadrax and its counsel, to the effect that (a) Lion Golf is a corporation duly organized, validly existing and in good standing under the laws of Oregon and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) the Stockholders have all requisite power and authority to enter into and perform this Agreement;
(c) this Agreement has been duly authorized, executed and delivered by each Stockholder, and is a valid and binding obligation of Lion Golf, and each agreement attached hereto as an Exhibit has been duly authorized, executed and delivered by the Stockholders, as applicable, and each such agreement is a valid and binding obligation of such Stockholder, subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally from time to time in effect; (d) based solely upon an examination of those documents identified to him in a factual certificate from Lion Golf, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not as of the Closing Date
(i) violate any judicial or administrative order, judgment or decree entered against Lion Golf, (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Lion Golf, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, other debt instrument or any other material instrument or agreement known to such counsel to which Lion Golf is a party or to which any of its assets is subject, which restrict changes in ownership, and certain supply agreements which restrict assignment thereof by Lion Golf; (e) to the best of such counsel's knowledge there are no pending legal proceedings to which Lion Golf is a party or of which property of Lion Golf is subject and, insofar as is known to such counsel, no such proceeding is threatened; and (f) the Stockholders are the only stockholders of Lion Golf. In rendering such opinion, such counsel may reasonably rely on certificates of officers of Lion Golf, opinions of other counsel and such other evidence as he may deem necessary or desirable, provided that counsel for Lion Golf shall state that such certificates and opinions are satisfactory in form and substance for such purpose.

        7.7 ADVERSE DEVELOPMENTS.    As of the Closing, there shall not have
been any material adverse changes in the assets, properties, or operations of Lion Golf, and no event shall have occurred which could be reasonably expected to have a materially adverse effect upon the business of Lion Golf.

        7.8 EMPLOYMENT AGREEMENT.    Robert Cole and Jim Cole shall each have
executed Employment Agreements with Lion Golf in the form attached hereto as
Exhibit 7.8.

        7.9 NON-COMPETITION AGREEMENT. Robert Cole and Jim Cole shall each have executed Non-Competition Agreements in favor of Quadrax in the form attached hereto as Exhibit 7.8.

        7.10 DUE DILIGENCE REVIEW. Quadrax shall be satisfied with the results of its due diligence review of Lion Golf, and its review of Lion Golf's Schedules hereto.

        7.11 FINANCIAL CONDITIONS. Lion Golf shall have at the Closing Date (i) no debt on its books, records and financial statements for borrowed money other than approximately $1,450,000 for borrowed money, of which no more than $270,000 shall be due to the Principal Stockholder and $900,000 classified as current indebtedness.

                                   ARTICLE 8
                                   ---------

               CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS
               -------------------------------------------------

        Unless waived by a majority in interest of the Stockholders in writing in their sole discretion, all obligations of the Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of he following conditions:

        8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.    The representations
and warranties of Quadrax contained in Article 3 of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again; Quadrax shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and the Stockholders shall have received from Quadrax a certificate or certificates in such reasonable detail as the Stockholders may reasonably request, signed by the President of Quadrax and dated the date of the Closing, to the foregoing effect.

        8.2 CORPORATE AUTHORITY.     All corporate and other proceedings,
including director and stockholder approval, required to be taken by, or on the part of, Quadrax to authorize it to execute, deliver and carry out this Agreement shall have been duly and properly taken.

        8.3 CONSENTS. All required consents of third parties, the absence of any of which consents would materially and adversely impact Quadrax or Lion Golf or the transactions contemplated by this Agreement, shall have been obtained.

        8.4 FILINGS, PERMITS OR ORDERS. All filings, permits or orders required to carry out the transactions contemplated by this Agreement shall have been made or received and there shall have been imposed no term or condition in respect thereof materially adverse to Lion Golf.

        8.5 LEGAL PROCEEDINGS.     No suit, action or other proceeding against
Quadrax or Lion Golf, or their respective officers or directors or any Stockholder, shall be threatened or pending before any court or governmental agency (i) in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with this Agreement or the transactions contemplated herein, or (ii) which, in the opinion of Lion Golf materially adversely affects the business, properties, or assets of Quadrax.

        8.6 OPINION OF COUNSEL TO QUADRAX. Quadrax shall have delivered to the Stockholders an opinion of their counsel, dated the date of Closing, in form and substance satisfactory to the Stockholder and their counsel, to the effect that
(a) Quadrax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) Quadrax has the corporate power and authority to enter into and perform this Agreement and each other agreement which is an Exhibit hereto; (c) the execution, delivery and performance of this Agreement by Quadrax has been duly authorized and approved by all requisite corporate action and this Agreement has been duly executed and delivered by Quadrax and the valid and legally binding obligation of Quadrax subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally from time to time in effect; (d) the execution, delivery and performance of each agreement which is an Exhibit to this Agreement by Quadrax has been duly authorized and approved by all requisite corporate action and each such Exhibit has been duly executed and delivered by Quadrax and each constitutes valid and legally binding obligation of Quadrax; and (e) the Quadrax common stock issued at Closing has been duly authorized, validly issued and is fully paid and non-assessable. In rendering such opinions, such counsel may reasonably rely on certificates of officers of Quadrax, opinions of other counsel and such other evidence as they may deem necessary or desirable; provided that counsel for Quadrax shall state that such certificates and opinions are satisfactory in form and substance for such purpose.

        8.7 ADVERSE DEVELOPMENTS. As of the Closing, there shall not have been any material adverse changes in the assets, properties or operations of Quadrax or any of its Subsidiaries, and no event has occurred which could be reasonably expected to have a materially adverse effect upon the business of Quadrax.

                                  ARTICLE 9
                                  ---------
                                   CLOSING
                                   -------

        The "Closing" and payment of the consideration under this Agreement shall be held on the Closing Date, which shall take place as soon as possible after the execution of this Agreement, but no later than December 31, 1995,
subject to mutually agreed upon extensions.   The Closing shall be held at
_________________________ , or at such other place as Quadrax and the Stockholders may agree.

                                   ARTICLE 10
                                   ----------

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

        10.1 SURVIVAL. The representations, warranties and covenants and agreements made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply for three years from the Closing Date, except for tax matters, for which the survival period shall be the statute of limitations applicable thereto and Environmental Claims, for which the survival period shall be five years. The provisions of Section 13.3 and Article 11 of this Agreement shall survive any termination of this Agreement prior to Closing.

        10.2 INDEMNIFICATION.

          (a) GENERAL

                (i) The Principal Stockholder shall indemnify, defend and hold harmless Quadrax, and its directors, officers, employees, agents, heirs and assigns, from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney's and other fees, (hereinafter collectively referred to as "Section 10.2 Losses"), arising out of or in any way connected to any breach by the Stockholders of any of the representations, warranties, covenants or agreements of the Stockholders set forth in this Agreement or in any Schedule(s) furnished by or on behalf of the Stockholders
under this Agreement or any Exhibits hereto.     Such duty of indemnification
shall include, but not be limited to, any and all damages, claims, liabilities, losses, costs, expenses, obligations and deficiencies under successor-in-interest theories of liability based on statutory or common law.

                (ii) Quadrax shall indemnify, defend and hold harmless the Stockholders and their agents, heirs and assigns from and against and in respect of any Section 10.2 Losses arising out of or in any way connected to any breach of, or failure by Quadrax to perform any of the representations, warranties, covenants or agreements of Quadrax contained in this Agreement or any Schedules furnished by or on behalf of Quadrax or any Exhibits hereto.

                (iii) Notwithstanding any other provision of this Agreement to the contrary, neither party shall be liable to the other with respect to Section 10.2 Losses unless and until the aggregate amount of all Section 10.2 Losses incurred by the indemnified party shall exceed the sum of One Hundred Thousand ($100,000) Dollars (the "Indemnity Basket"). In the event and to the extent that any such Section 10.2 Losses shall be in excess of the Indemnity Basket, the Principal Stockholder on the one hand, and Quadrax on the other hand, shall thereafter be liable in full for all Section 10.2 Losses in excess of such Indemnity Basket.

          (b) DURATION OF CERTAIN INDEMNITY.

          The parties shall be entitled to indemnification for Section 10.2 Losses only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before the second (2nd) anniversary of the Closing Date, except for tax and Environmental claims.

          (c) CLAIMS FOR INDEMNITY.

          Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim; PROVIDED HOWEVER, that if notice is given after thirty (30) days and the late notice does not in any way prejudice the rights of the other party hereto then this indemnity shall nevertheless be enforceable. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to extent reasonably possible) the amount of the liability arising therefrom. During the thirty (30) day period from and after the giving of any notice under this Section 10.2, the relevant parties shall in good faith attempt to settle and/or compromise the subject matter of the subject claim, and in the event that the relevant parties are unable to effect any such settlement or compromise within such thirty (30) day period, then such dispute (unless same relates to a third party claim) shall be promptly submitted by the relevant parties to arbitration held in Rhode Island in accordance with the rules of the Rhode Island American Arbitration Association then obtaining, the results of which shall be binding upon all relevant parties, and any rights of indemnification thereby established shall promptly thereafter be paid or satisfied by the indemnifying parties in accordance with any pertinent
provisions of this Agreement.     To the extent required, judgment upon any
arbitration award hereunder may be entered in any court having jurisdiction. In the event that any arbitration shall be required hereunder, the parties hereby agree that the same shall be conducted in good faith and with all reasonable diligence.

          (d) RIGHT TO DEFEND.

          If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed settlement, and if it does object, the indemnifying party shall be obligated to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

          (e) NO RIGHT TO CONTRIBUTION.

          The Stockholders shall have no right to claim or receive contribution from the Company in respect of any payments made or required to be made by Stockholders pursuant to this Article 10.

                                   ARTICLE 11
                                   ----------

                                    EXPENSES
                                    --------

          Regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement in consummating the transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors). The Stockholders shall be responsible for and shall pay any broker's or finder's fees due and payable to any third party claiming a right to such fees from or through the Stockholders in connection with the transactions contemplated hereby. Quadrax shall be responsible for and shall pay any broker's or finder's fees and costs due to any third party in connection with these transactions except as provided in the preceding sentence.

                                   ARTICLE 12
                                   ----------

                                    NOTICES
                                    -------

          All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and (a) if to Quadrax, shall be addressed to James J. Palermo, Quadrax Corporation, 300 High Point Avenue, Portsmouth, Rhode Island 02871, with a copy to Joseph A. Smith, Campbell & Fleming, P.C., 420 Lexington Ave, 15th Floor, New York, NY 10170; and (b) if to the Stockholders, to Robert K. Cole at 63025 O.B. Riley Road #20, Bend, Oregon 97701, with a copy to David Veis, Long & Levit, 601 S. Figueroa Street, Suite 2500, Los Angeles, CA 90017.

    All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or delivered by a recognized overnight courier service, or personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by written notice to the other.

                                   ARTICLE 13
                                   ----------

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

      13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual written consent of Quadrax and the Stockholders; or

        (b) by Quadrax or the Stockholders, if the Closing Date shall not have occurred on or prior to December 31, 1995, except for mutually agreed upon extensions, and unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date, provided, that nothing in this subsection 13.1 (b) shall be construed to require any person to make any representation or certification as to any matter known to be false to such person.

      13.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Quadrax or the Stockholders as provided above, this Agreement shall forthwith become void and there shall be no further liability on the part of Quadrax or the Stockholders or their respective officers or directors (except if such termination arises out of a material breach by the non-terminating party of any of its representations, warranties, covenants or other agreements herein, or based upon obligations set forth in Article 11 and Section 13.3 hereof).

      13.3 RETURN OF INFORMATION. Upon termination of this Agreement, each party shall return to the other all written materials furnished by such party to the other, without retaining any copies, except that counsel for each party may retain one copy for evidentiary purposes until the expiration of all applicable statutes of limitation with respect thereto. Prior to Closing, each party agrees not to divulge or to use for its own benefit any information obtained regarding the other (unless ascertainable from public or published information or trade sources) to third parties.

      13.4 AMENDMENT, EXTENSION AND WAIVER. At any time prior to the Closing Date, the Stockholders and Quadrax may amend this Agreement to the extent permitted by law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 14
                                  ----------

                               ENTIRE AGREEMENT
                               ----------------

        This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

                                  ARTICLE 15
                                  ----------
                                   GENERAL
                                   -------

        The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto without the consent of all other parties hereto. This Agreement shall be construed in accordance with and governed by, the laws of the State of Rhode Island. In the event of a dispute or controversy under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees. Venue for disputes hereunder not settled by arbitration shall be in the federal or state court having jurisdiction over Newport County, Rhode Island.

        IN WITNESS WHEREOF, Quadrax and the Stockholders have caused this Agreement to be duly executed as of the date first above written.

                             Quadrax Corporation

                             By:   /s/ James J. Palermo
                                   ---------------------------
                                   James J. Palermo, President

                             Stockholders:


                             -------------------------
                             Robert K. Cole

                             -------------------------

                             -------------------------

                             -------------------------

     IN WITNESS WHEREOF, Quadrax and the Stockholders have caused this Agreement to be duly executed as of the date first above written.

                             Quadrax Corporation

                             By:
                                   ---------------------------
                                   James J. Palermo, President

                             Stockholders:

                             /s/ Robert K. Cole
                             -------------------------
                             Robert K. Cole

                             -------------------------

                             -------------------------

                             -------------------------


                                      36